Exhibit 99.1

ePunk Announces Two-for-One Forward Split

SAN CLEMENTE, Calif., August 16, 2012 -- ePunk, Inc. (OTCQB: PUNK), a distributor of power sports products, accessories and related services through CountyImports.com, today announced that its board of directors has approved a resolution authorizing a two-for-one forward split of its common stock, par value $0.0001. The split will become effective as of 11:59 p.m. Pacific Time on August 31, 2012, and shareholders of record that date will receive on additional share of common stock for each share then owned. The distribution date for the new shares will be September 3, 2012. There are currently approximately 23.5 million shares of common stock outstanding, taking into account the cancellation announced on August 8 of 9,870,000 shares collectively owned by the Company’s management team and a former director. Upon completion of the stock split, there will be approximately 47 million shares outstanding.

About ePunk:

Based in Dana Point, California, ePunk, Inc.  is a leading distributor, which through its County Imports brand, offers competitively priced power sports products serving North American to consumers online and through its brick-and-mortar location based in Southern California.  For more information about ePunk, or any of its online businesses go to www.epunkinc.com.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law. There is no assurance that a definitive agreement will be completed.

Contact:

Jesse Gonzales
ePunk, Inc.
949-415-6724